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                                                                     EXHIBIT 5.1


                                 April 16, 2001



Sunrise Technologies International, Inc.
3400 West Warren Avenue
Fremont, California  94538

     Re:  Sunrise Technologies International, Inc.
          Registration Statement on Form S-3

Gentlemen:

     We have represented Sunrise Technologies International, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement") relating to the proposed issuance of up to 2,800,000 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate records, certificates of public officials and other documents as we deemed necessary to examine for purposes of this opinion.

     We are of the opinion that when (i) the Registration Statement has become effective under the Securities Act of 1933, as amended; (ii) the shares of Common Stock have been duly and properly authorized for issuance; and (iii) the shares of Common Stock have been duly issued, sold and delivered as contemplated in the Registration Statement and any prospectus supplement relating thereto, the shares of Common Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/  Lord, Bissell & Brook
                                        --------------------------
                                        LORD, BISSELL & BROOK